EXHIBIT 4

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this "Agreement") is made this 18th day of March, 2013, between Stilwell Value LLC ("Stilwell"), having its offices at 111 Broadway, 12th Floor, New York, NY 10006, and Robert Bolton, an individual with offices at 2507 Browncroft Boulevard, # 102, Rochester, NY 14625 (the "Optionee").

WHEREAS, limited partnerships of which Stilwell is the general partner (“Stilwell Partnerships”) are the beneficial owners of shares of common stock ("Common Stock") of HopFed Bancorp, Inc. ("HFBC") and wish to nominate Nominee for election to the Board of Directors of HFBC (“Board”) at the 2013 annual meeting of shareholders;

WHEREAS, Nominee desires to be nominated by Stilwell Partners to sit as a director on the Board;

WHEREAS, in consideration of the agreements of Optionee in the Nominee Agreement, Stilwell considers it desirable and in its best interests that the Optionee be granted the option to purchase up to an aggregate of Forty Thousand (40,000) shares of the Common Stock owned by Stilwell (the "Option Shares") from the Stilwell Partnerships, in proportion to their ownership of HFBC on the date hereof, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.             Grant of Option. Stilwell hereby grants to the Optionee the right and option (the "Option") to purchase all or any part of the Option Shares on the terms and conditions set forth herein. The Option shall vest and become exercisable as set forth in Section 4.

2.             Purchase Price. The purchase price of the Option Shares shall be $10.23 per Option Share (subject to adjustment as provided in Section 7 below) (the "Purchase Price").

3.             Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

(a)            "Change-in-Control" means the occurrence of any of the following:

(1)	the sale, transfer, conveyance or other disposition in one or a series of related transactions, of all or substantially all of the assets of HFBC and its subsidiaries taken as a whole to any person or entity; or

(2)	HFBC consolidates with, or merges with or into, any entity pursuant to a transaction in which the Common Stock is converted into or exchanged for cash or for shares of common stock of the acquiring entity or its parent; provided that such stock is listed on the New York Stock Exchange, the highest tier of The Nasdaq Stock Market, or a United States national securities exchange of comparable stature.

(b)               "Expiration Date" shall mean the date which is three years after the Vesting Date, or such other date as the parties mutually agree in writing; provided that if the Transaction Date occurs prior to the Expiration Date, the Expiration Date shall be the 15th business day following the Transaction Date.

(c)                "Vesting Date" shall mean the date HFBC issues a press release or files a Form 8-K announcing that Optionee has been seated on the Board.

(d)               "Transaction Date" shall mean the date on which a transaction resulting in a Change-in-Control has occurred and has been consummated.

(e)                "Transaction Price" means the dollar value received by shareholders of HFBC with respect to each share of Common Stock in connection with any transaction resulting in a Change-in-Control.

(f)                “Closing Sale Price” shall mean on any particular date the closing sale price per share of Common Stock on such date on The NASDAQ Stock Market, or if there is no such price on such date, then the closing sale price on The NASDAQ Stock Market on the date nearest preceding such date.

4.              Vesting and Exercisability of the Option. The Option shall vest on the Vesting Date and become exercisable with respect to all of the Option Shares on the Transaction Date and shall remain exercisable until fifteen business days following the Transaction Date. If the Transaction Date does not occur prior to the Expiration Date, then the Option shall be terminated and shall not become exercisable.

5.              Method of Exercising Option.

(a) The Optionee may exercise the Option in whole or in part (to the extent that it is exercisable in accordance with its terms) by giving written notice to Stilwell, specifying therein the number of Option Shares which the Optionee then elects to purchase or with respect to which the Option is being exercised, accompanied (if applicable) by payment of the full Purchase Price for the Option Shares being purchased. The notice of exercise, accompanied by such payment (if applicable), shall be delivered to Stilwell at its principal business office. The date on which the notice is given to Stilwell is hereinafter referred to as the "Date of Exercise." In no event may the Option granted hereunder be exercised for a fraction of an Option Share.

(b) The Optionee may pay the Purchase Price in one of the following manners:

(i) Cash Exercise. The Optionee shall deliver the Purchase Price to Stilwell in cash or by certified check or bank check or wire transfer of immediately available funds.

(ii) Cashless Exercise. The Optionee shall surrender this Option to Stilwell together with a notice of cashless exercise, in which event Stilwell shall issue to the Optionee the number of Option Shares (or shares of another entity into or for which the Option Shares have been converted or exchanged) determined as follows:

X = (Y* (A-B))/A

where:

X = the number of Option Shares to be issued to the Optionee;

Y = the number of Option Shares with respect to which this Option is being exercised;

A = the Transaction Price.

B = the Purchase Price (as adjusted to the date of such calculation).

In the event the Option Shares are to be converted into or exchanged for shares of another entity in the Change-in-Control transaction, "A" in the above formula shall be deemed equal to the average of the Closing Sale Prices of such other entity's shares for the five (5) trading days immediately prior to the Transaction Date.

(c) As soon as practicable after receipt by Stilwell of a notice of exercise and of payment in full of the Purchase Price of all the Option Shares with respect to which the Option has been exercised, Stilwell shall transfer the Option Shares (or shares of another entity into or for which the Option Shares have been converted or exchanged) being purchased to the Optionee.

(d) Notwithstanding Section 5(b) and (c) above, if (i) the Transaction Price is to be paid in cash pursuant to the terms of the Transaction or (ii) the parties mutually agree, upon receipt of Optionee's written notice of exercise, and without payment in full of the Purchase Price of the Option Shares with respect to which the notice of exercise relates, Stilwell shall pay to Optionee an amount in cash equal to the excess of the Transaction Price over the Purchase Price multiplied by the number of Option Shares as to which the Option has not previously been exercised.

6.             Termination of Option. Except as otherwise stated herein, the Option, to the extent not theretofore exercised, shall terminate on the Expiration Date or, if earlier, in the event of Optionee's resignation or removal from the Board.

7.             Adjustments. If prior to the exercise of any portion of the Option HFBC shall have (i) effected one or more stock splits, reverse stock splits, stock dividends, stock combinations, reclassifications, recapitalizations or similar events, the number of Option Shares subject to this Option and the Purchase Price shall be equitably adjusted as determined by Stilwell in good faith, and/or (ii) paid a cash dividend, the Purchase Price shall be reduced by such cash dividend. Stilwell shall give notice of each adjustment or readjustment of the Purchase Price or the number of Option Shares to the Optionee.

8.             Restrictions. The holder of this Option, by acceptance hereof, represents, warrants and covenants that this Option and the right to purchase the Option Shares is personal to the holder and shall not be transferred to any other person, other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Optionee may, at any time and from time to time, transfer all or any part of his rights under this Option and the right to purchase the Option Shares in accordance with the terms of this Agreement to his spouse or children, or to a trust created by the Optionee for the benefit of the Optionee or his immediate family or to a corporation or other entity controlled by the Optionee and in which the Optionee or members of his immediate family beneficially own all of the economic interests.

9.             No Nomination Rights as Optionee. Nothing contained herein shall be construed to confer upon the Optionee any right to be nominated by the Stilwell Group to the Board or, if elected, to continue to serve on the Board.

10.           Withholding. In the event that the Optionee elects to exercise this Option or any part thereof, and if Stilwell shall be required to withhold any amounts by reason of any federal, state or local tax laws, rules or regulations in respect of the issuance of Option Shares or payment of cash to the Optionee pursuant to the Option, Stilwell shall be entitled to deduct and withhold such amounts from any payments to be made to the Optionee. In any event, the Optionee shall make available to Stilwell promptly when requested by Stilwell sufficient funds to meet the requirements of such withholding and Stilwell shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds available to Stilwell out of any funds or property due or to become due to the Optionee. Notwithstanding the foregoing, the Optionee may request Stilwell not to withhold any or all of the amounts otherwise required to be withheld; provided that the Optionee provides Stilwell with sufficient documentation as may be required by federal, state or local tax laws, rules or regulations supporting his belief that such amount is not required to be withheld, in which case Stilwell may, in its reasonable discretion, reduce such withholding amounts to the extent permitted by applicable laws, rules and regulations.

11.            Validity and Construction. This Option shall be governed by and construed and enforced in accordance with the laws of the State of New York.

12.            Amendment. This Agreement may be amended only in a writing signed on behalf of Stilwell and the Optionee.

13.            Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, or overnight courier, addressed as follows: if to Stilwell, at its office address set forth at the beginning of this Agreement, Attention: Mr. Joseph Stilwell, or at such other address as Stilwell by notice to the Optionee may designate in writing from time to time; and if to the Optionee, at his address set forth at the beginning of this Agreement, or at such other address as the Optionee by notice to Stilwell may designate in writing from time to time. Notices shall be effective upon receipt.

14.            Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and, as provided above, their respective heirs, successors, assigns and representatives, any rights, remedies, obligations or liabilities.

15.            Reservation and Ownership of Option Shares. At all times during the period the Option is exercisable Stilwell shall own and make available for transfer on exercise of the Option a number of shares of Common Stock necessary to satisfy its obligations under the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

STILWELL VALUE LLC

By	/s/ Joseph Stilwell
Joseph Stilwell, Managing Member

/s/ Robert Bolton
Robert Bolton